[RICHARDS, LAYTON & FINGER, P.A.]


                                   May 9, 2001


To Each of the Persons Listed
  on Schedule A Hereto

            Re:   RC Trust I
                  ----------

Ladies and Gentlemen:

            We have acted as special Delaware counsel for Raytheon Company, a Delaware corporation (the "Company"), and RC Trust I, a Delaware business trust (the "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you pursuant to Section 5(j) of the Underwriting Agreement (as defined in the Declaration).

            We have examined an original or copy of the Amended and Restated Declaration of Trust of the Trust, dated as of May 9, 2001 (including Exhibits A and B thereto) (the "Declaration"), by and among the Company, The Bank of New York, a New York banking corporation, The Bank of New York (Delaware), a Delaware banking corporation ("BONY (DE)"), the regular trustees named therein (the "Regular Trustees"), and the holders, from time to time, of undivided beneficial ownership interests in the assets of the Trust.

            We have also examined originals or copies of such other documents and such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of BONY (DE) as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon the accuracy of representations and warranties contained in the Declaration.

To Each of the Persons Listed
  on Schedule A Hereto
May 9, 2001
Page 2

            Based upon the foregoing and upon an examination of such questions of law as we have deemed necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth herein, we advise you that, in our opinion:

            1. BONY (DE) has been duly incorporated and is validly existing as a banking corporation in good standing under the laws of the State of Delaware with all necessary corporate power and authority to execute and deliver, and to carry out and perform its obligations under, the terms of the Declaration.

            2. The execution, delivery and performance by BONY (DE) of the Declaration have been duly authorized by all necessary corporate action on the part of BONY (DE). The Declaration constitutes the valid and binding agreement of BONY (DE), and is enforceable against BONY (DE), in accordance with its terms.

            3. The execution, delivery and performance of the Declaration by BONY (DE) do not conflict with or constitute a breach of the charter or by-laws of BONY (DE).

            4. No consent, approval or authorization of, or registration with or notice to, any Delaware or federal banking authority is required for the execution, delivery or performance by BONY (DE) of the Declaration.

            The foregoing opinions are subject to the following exceptions, qualifications and assumptions:

            A. We are admitted to practice law in the State of Delaware and we do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware and the federal laws of the United States of America governing the banking and trust powers of BONY (DE), except that we express no opinion with respect to (i) federal laws, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, and the Investment Company Act of 1940, as amended,
(ii) state securities or blue sky laws or (iii) laws, rules and regulations relating to the particular nature of the Trusts' assets.

            B. We have assumed that all signatures on documents examined by us are genuine, that a documents submitted to us as originals are authentic, and that all documents submitted to us as copies or specimens conform with the originals, which facts we have not independently verified.

To Each of the Persons Listed
  on Schedule A Hereto
May 9, 2001
Page 3

            C. The opinion expressed in the second sentence of paragraph 2 above is subject, as to enforcement, to the effect upon the Declaration of (i) bankruptcy, insolvency, moratorium, receivership, reorganization, liquidation, fraudulent transfer and conveyance and other similar laws relating to or affecting the tights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), and (iii) the effect of applicable public policy on the enforceability of provisions relating to indemnification or contribution.

            D. We have assumed the due authorization, execution and delivery by each of the parties thereto, other than BONY (DE) with respect to due authorization, of the Declaration and that each of such parties has the power and authority to execute, deliver and perform such documents.

            E. We have not participated in the preparation of any offering materials with respect to the Preferred Securities (as defined in the Declaration), and we assume no responsibility for their contents.

            This opinion may be relied upon by you in connection with the matters set forth herein. We also consent to The Bank of New York (Delaware)'s and The Bank of New York's relying upon this opinion in connection with the matters set forth herein. In addition, we consent to Emmet, Marvin & Martin, LLP's relying upon this opinion in connection with an opinion to be rendered by it on the date hereof. Without our prior written consent, this opinion may not be relied upon by or furnished to any other person or entity for any purpose.

                                    Very truly yours,

                                    /s/ Richards, Layton & Finger, P.A.

                                   SCHEDULE A


Credit Suisse First Boston Corporation

Salomon Smith Barney Inc.

Banc of America Securities LLC

J.P. Morgan Securities Inc.

Morgan Stanley & Co. Incorporated

BNP Paribas Securities Corp.

Commerzbank Capital Markets Corp.

Credit Lyonnais Securities (USA) Inc.

First Union Securities, Inc.

Mellon Financial Markets, LLC

Robertson Stephens, Inc.

Scotia Capital (USA) Inc.

SG Cowen Securities Corporation